Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167887, 333-134630, 333-115841, and 333-85900) of Harvest Natural Resources, Inc. (“Harvest”) of our report dated March 12, 2014, relating to the financial statements of Petrodelta, S. A. at December 31, 2013 presented in accordance with International Reporting Standards, which appears in Harvest’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on or about March 27, 2014.

By PGFA Perales, Pistone & Asociados

/s/ José G. Perales S.
José G. Perales S.
Valencia, Venezuela
March 27, 2014